SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                 ---------------------------

                         SCHEDULE 13G
            Under the Securities Exchange Act of 1934
         INFORMATION TO BE INCLUDED IN STATEMENTS FILED
    PURSUANT TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS
            THERETO FILED PURSUANT TO RULE 13d-2(b)


                     The Panda Project, Inc.
                     -----------------------
                          Name of Issuer

                           Common Stock
                  ----------------------------
                 (Title of Class of Securities)

                             69833F104
                  ----------------------------
                            CUSIP Number

                         January 22, 1999
                  ----------------------------
                          (Date of Event)



     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-(c)
     [ ]  Rule 13d-1(d)


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69833F104           13G



1.     Name of Reporting Person:     Joseph A. Sarubbi
       S.S. or I.R.S. Identification No. of Above Person:
       ###-##-####

2.     Check the Appropriate Box if a Member of a Group:
       (a)  [    ]
       (b)  [    ]

3.     SEC Use Only

4.     Citizenship or Place of Organization:     United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.     Sole Voting Power:     1,775,000

6.     Shared Voting Power:     0

7.     Sole Dispositive Power:     1,775,000

8.     Shared Dispositive Power:     0

9.     Aggregate Amount Beneficially Owned by Each Reporting
       Person:     1,775,000

10.    Check Box if the Aggregate Amount in Row (9) Excludes
       Certain Shares:     [    ]

11.    Percent of Class Represented by Amount in Row (9):
       9.58%

12.    Type of Reporting Person:     IN










                      SCHEDULE 13G

Item 1.    (a)    The issuer to which this statement relates is

                  The Panda Project, Inc.

           (b) The principal executive offices of the Company are located at

                  951 Broken Sound
                  Parkway, N.W., Suite 200,
                  Boca Raton, Florida  33487

Item 2.    (a)    This statement is filed on behalf of

                  Joseph A. Sarubbi
                      .
           (b)    The residence address of

                  Joseph A. Sarubbi

                  is

                  3221 South Ocean Boulevard, Apt. 908,
                  Highland Beach, Florida  33487

           (c)    Joseph A. Sarubbi is a citizen of
                  the United States

           (d) This statement relates to the Common Stock of the Company.

           (e)    The CUSIP number of the Company is 69833F104


Item 3.     Type of Reporting Person.  N/A
            -------------------------

Item 4.     Ownership.
            ----------
            For information concerning the ownership of Common
            Stock of the Company by Joseph A. Sarubbi, see Items
            5 through 9 and 11 of the cover page to this Schedule
            13G.

Item 5.     Ownership of Five Percent or Less of a Class.
            ---------------------------------------------
            N/A

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person.
            ------------------------------------------------
            N/A

Item 7.     Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on By the
            Parent Holding Company.
            ----------------------------------------------------
            N/A

Item 8.     Identification and Classification of Members of the
            Group.
            ---------------------------------------------------
            N/A

Item 9.     Notice of Dissolution of Group.
            -------------------------------
            N/A

Item 10.    Certification.
            --------------
            N/A


                            Signature
                            ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 4, 1999
-----------------------
Date


/s/ Joseph A. Sarubbi
-----------------------
Joseph A. Sarubbi